EXHIBIT 4.7
FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

TO:

FROM:	Steven J. Malcolm

SUBJECT:	2007 Performance-Based Restricted Stock Unit Award
You have been selected to receive a performance-based restricted stock unit award to be paid if the the Company exceeds the Threshold goal for EVA improvement, as established by the Committee, over the Performance Period. This award, which is subject to adjustment under the 2007 Performance-Based Restricted Stock Unit Agreement (the “Agreement”), is granted to you in recognition of your role as a key employee whose responsibilities and performance are critical to the attainment of long-term goals. This award and similar awards are made on a selective basis and are, therefore, to be kept confidential. It is granted and subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended from time to time, and the Agreement.
Subject to all of the terms of the Agreement, you will become entitled to payment of the award if you are an active employee of the Company on                      of the third year following the year in which this award is made, and performance measures are certified for the three-year period beginning January 1 of the year in which this award is made to you. The termination provisions associated with this award are included in the Agreement.
If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

2007 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
     THIS 2007 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the 2007 Performance-Based Restricted Stock Unit Award Letter delivered in hard copy or electronically to Participant (“2007 Award Letter”), is by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Company”), and the individual identified on the last page hereof (the “Participant”).
1. Grant of RSUs. Subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended from time to time (the “Plan”), this Agreement, and the 2007 Award Letter, the Company hereby grants to the Participant an award (the “Award) of                      RSUs effective                      (the “Effective Date”). The Award, which is subject to adjustment under the terms of this Agreement, gives the Participant the opportunity to earn the right to receive the number of shares of the Common Stock of the Company equal to the number of RSUs shown in the prior sentence if the Target goal, as established by the Committee, is achieved by the Company over the Performance Period. These shares, together with any other shares that are payable under this Agreement, are referred to in the Agreement as “Shares.” Until the Participant both becomes entitled to payment of the Shares under the terms of Paragraph 5 and is paid such Shares under the terms of Paragraph 6, the Participant shall have no rights as a stockholder of the Company with respect to the Shares.
2. Incorporation of Plan. The Plan is hereby incorporated herein by reference and all capitalized terms used herein which are not defined in this Agreement shall have the meaning set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan, and hereby accepts the RSUs subject to all the terms and provisions of the Plan and this Agreement.
3. Committee Decisions and Interpretations; Committee Discretion. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.
4. Performance Measures; Number of Shares Payable to the Participant.
(a) Performance measures established by the Committee shall be based on targeted levels of improvement in “Economic Value Added®”. “Economic Value Added®” or “EVA®” means that metric that measures the true economic profit of a business after taking into account the cost of all capital employed. In general, EVA of the Company for a Performance Period (as defined below) is computed as the Company’s net operating profit after taxes minus the Company’s cost of capital for such Performance Period, subject to such adjustments as may be made pursuant to the EVA Measurement Manual adopted by the Committee. The Committee establishes (i) “Threshold,” “Target” and “Stretch” goals for EVA improvement during the Performance Period and (ii) the designated numbers of Shares that may be received by a Participant if each such goal, or an EVA improvement attainment level not precisely equal to any of the three established goals, is met during the Performance Period, all as more fully described in Subparagraphs 4(b) through 4(c) below. The number of Shares that may be received by the Participant if the Target improvement goal is reached is equal to the number of RSUs set forth in Paragraph 1 above.
(b) The RSUs awarded to Participant and subject to this Agreement as reflected in Paragraph 1 above represents Participant’s opportunity to earn the right to payment of an equal number of Shares (“Target Number of Shares”) upon (i) certification by the Committee that 100% of the Target goal for EVA improvement for the Performance Period has been met and (ii) satisfaction of all the other conditions set forth in Paragraph 5 below.
(c) Subject to the Committee’s discretion as set forth in Subparagraph 4(d) below and to satisfaction of all other conditions set forth in Paragraph 5 below, the actual number of Shares earned by and payable to Participant upon certification of EVA improvement results and satisfaction of all other conditions set forth in Paragraph 5 below will be determined on a continuum ranging from 0% (at the Threshold goal) to 200% (at the Stretch goal) of the Target Number of Shares depending on the level of EVA improvement certified by the Committee at the end of the Performance Period.
(d) Notwithstanding (i) any other provision of this Agreement or the Plan or (ii) certification by the Committee that an improvement in EVA performance above the Threshold goal has been achieved during the Performance Period, the Committee may in its sole and absolute discretion reduce, but not below zero (0), the number of Shares payable to the Participant based on such factors as it deems appropriate, including but not limited to the Company’s performance. Accordingly, any reference in this Agreement to Shares that (i) become payable, (ii) may be received by a Participant or (iii) are earned by a Participant, and any similar reference, shall be understood to mean the number of Shares that are received, payable or earned after any such reduction is made.
5. Entitlement to Payment of Shares.
(a) Except as otherwise provided in Subparagraphs 5(b) – 5(f) below and subject to the provisions of Subparagraph 4(d) above, the Participant shall become entitled to payment of Shares under this Agreement only if and at the time that both of the following conditions are fully satisfied:
(i) The Participant remains an active employee of the Company or any of its parents, subsidiaries or Affiliates until                      of the third year following the year that contains the Effective Date (the “Maturity Date”); and
(ii) The Committee certifies that the Company has met an EVA performance improvement level above the Threshold goal as defined by the Committee for the three-year performance period beginning January 1, 200___(the “Performance Period”). Certification, if any, by the Committee for the Performance Period shall be made by the Maturity Date or as soon thereafter as is administratively practicable.
(b) If a Participant dies, becomes Disabled (as defined below) or qualifies for Retirement (as defined below) prior to the Maturity Date while an active employee of the Company or any of its parents, subsidiaries or Affiliates, at but not prior to the Maturity Date the Participant shall be deemed to have satisfied the condition set forth in Subparagraph 5(a)(i) above and, accordingly, if, when and to the extent the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(a)(ii) above, the Participant shall become entitled to payment of that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above pro rated to reflect that portion of the Performance Period prior to such Participant’s death, becoming Disabled or qualifying for Retirement. The pro rata number of Shares to which the Participant may become entitled to payment in such case shall equal that number determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date of the Participant’s death, becoming Disabled or qualifying for Retirement, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.
(c) As used in this Agreement, the terms “Disabled” and “qualify for Retirement” shall have the following respective meanings:
(i) A Participant shall be considered Disabled if such Participant (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. Notwithstanding the forgoing, all determinations of whether a Participant is Disabled shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance thereunder.
(ii) A Participant qualifies for Retirement only if such Participant separates from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code, after attaining age fifty-five (55) and completing at least five (5) years of service with the Company or any of its parents, subsidiaries or Affiliates.
(d) If a Participant’s employment with the Company or any of its parents, subsidiaries or Affiliates terminates prior to the Maturity Date but within two (2) years following a Change in Control (as defined below), either voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall become entitled to payment upon such termination of that number Shares equal to the number of Shares that might otherwise be received by the Participant upon achievement of the Target goal. For purposes of this Agreement, Change in Control means an event that qualifies as a Change in Control Event as defined in Section 409A of the Code and guidance thereunder.

(e) If the Participant’s employment with the Company or any of its parents, subsidiaries or Affiliates is terminated by the respective employing entity prior to the Maturity Date and the Participant either receives benefits under a severance pay plan or program maintained by the Company or receives benefits under a separation agreement with the Company, at but not prior to the Maturity Date the Participant shall be deemed to have satisfied the condition set forth in Subparagraph 5(a)(i) above and, accordingly, if, when and to the extent the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(a)(ii) above, the Participant shall become entitled to payment of that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above pro rated to reflect that portion of the Performance Period prior to the Participant’s termination of employment. The pro rata number of Shares which may be payable to Participant on but not prior to the Maturity Date in such case shall equal that number determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that includes the Effective Date and ends on (and includes) the date of the Participant’s termination of employment, and the denominator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.
(f) If the Participant’s employment with the Company or any of its parents, subsidiaries or Affiliates is terminated by the respective employing entity prior to the Maturity Date due to a sale of a business or the outsourcing of any portion of a business, and the Company or any of its parents, subsidiaries or Affiliates fails to make an offer of comparable employment, as defined a severance plan or program maintained by the Company, to the Participant, then at but not prior to the Maturity Date the Participant shall be deemed to have satisfied the condition set forth in Subparagraph 5(a)(i) above and, accordingly, if, when and to the extent the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(a)(ii) above, the Participant shall become entitled to that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above pro rated to reflect that portion of the Performance Period prior to the Participant’s termination of employment. The pro rata number of Shares to which the Participant may become entitled to payment on but not prior to the Maturity Date in such case shall equal that number of Shares determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date of the Participant’s termination of employment, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.
     For purposes of this Subparagraph 5(f), a Termination of Affiliation shall constitute a termination of employment.
6. Payment of Shares.
(a) All Shares that become payable in accordance with Paragraph 5 above shall be paid immediately following the date on which the Participant becomes entitled to payment thereof or, in the case of the Participant’s death, his or her beneficiary under the Plan, or if no beneficiary has been designated, to his or her estate. In no event, however, shall such payment be made later than March 15 of the year following the year in which the Participant became entitled to such payment, provided that if the Participant became entitled to payment under Subparagraph 5(d) above in connection with a Change in Control and he or she was a key employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment shall not in any case be made sooner than six (6) months following the date on which the Participant experiences a “separation from service” as defined under Section 409A of the Code and guidance thereunder. Upon conversion of RSUs into Shares under this Agreement, such RSUs shall be cancelled.
(b) Shares that become payable under this Agreement will be paid by the Company by the delivery to the Participant, or the Participant’s beneficiary or legal representative, as soon as practicable, after the Participant is entitled to the payment of such Shares, of one or more certificates (or other indicia of ownership) representing Shares of Williams Common Stock equal in number to the number of Shares otherwise payable under this Agreement less the number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, equal to the minimum statutory withholding requirements. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and the guidance thereunder, if federal employment taxes become due upon the Participant’s becoming entitled to payment of Shares, the number of Shares necessary to cover minimum statutory withholding requirements may, in the Company’s discretion, be used to satisfy such requirements upon such entitlement.
7. Other Provisions.
(a) The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.
(b) The Participant agrees and understands that stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to Company or any of its parents, affiliated or subsidiary companies or their vendor(s) contracted to provide business tools or services for use by Participant in his or her employment, including but not limited to personal loan(s), Company credit card debt, relocation repayment obligations or benefits from any plan that provides for pre-paid educational assistance.
(c) Except as provided in Subparagraphs 5(b) through 5(f) above, in the event that the Participant’s employment with the Company or any of its parents, subsidiaries or Affiliates terminates prior to the Maturity Date, RSUs subject to this Agreement and any right to Shares issuable thereunder shall be forfeited.
(d) The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(e) RSUs, Shares, and Participant’s interest in RSUs and Shares, may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming entitled to payment of Shares and (ii) payment of Shares under this Agreement.
(f) If the Participant at any time forfeits any or all of the RSUs pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such RSUs and in Shares issuable thereunder shall terminate upon forfeiture without payment of consideration.
(g) The Committee shall determine whether an event has occurred resulting in the forfeiture of the RSUs and any Shares issuable thereunder in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.
(h) With respect to the right to receive payment of Shares under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.
(i) The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.
(j) The parties to this Agreement intend that this Agreement meet the requirements of Section 409A of the Code and recognize that it may be necessary to modify this Agreement and/or the Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.
(k) The Participant shall become a party to this Agreement by accepting the Award either electronically or in writing in accordance with procedures of the Committee, its delegates or agents.
(l) Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or Affiliate.
8. Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner.
9. Tax Consultation. You understand you will incur tax consequences as a result of acquisition or disposition of the Shares. You agree to consult with any tax consultants you think advisable in connection with the acquisition of the Shares and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

THE WILLIAMS COMPANIES, INC.
By:	/s/ Steven J. Malcolm
Steven J. Malcolm
President and CEO

Participant:
SSN: